Press Release

FOR IMMEDIATE RELEASE:

Winnebago Industries Appoints Mike Pack to Board of Directors

Pack’s appointment follows retirement of Richard Moss after seven years of service to Winnebago Industries’ Board of Directors
Eden Prairie, Minn., January. 8, 2025 – Winnebago Industries, Inc. (NYSE: WGO), a leading manufacturer of outdoor recreation products, today announced the appointment of Mike Pack, a senior executive for Oshkosh Corporation, to its board of directors, effective January 8, 2025.
“Winnebago Industries is committed to continuing to be the trusted leader in outdoor recreation and Mike’s financial and management skill sets, as well as his manufacturing industry expertise, will be invaluable in helping the company achieve its goals,” said David Miles, Winnebago Industries’ board chair. “We welcome Mike to the board and look forward to his guidance and strategic insights in the years to come.”
Pack is an executive vice president at Oshkosh, a global industrial technology company focused on innovating purpose-built vehicles and equipment, where he serves as president of the company’s Vocational segment. In this role, he is responsible for leading all aspects of the segment, which includes Pierce fire trucks, McNeilus refuse and recycling vehicles, and Oshkosh AeroTech airport ground support equipment and jet bridges among other vocational business lines.
Pack has been with Oshkosh Corporation since 2006. During his tenure, he has served as Executive Vice President and Chief Financial Officer and held various domestic and international assignments of increasing responsibility across the organization. Prior to joining Oshkosh Corporation, he was a senior audit manager at Grant Thornton LLP. Pack earned a bachelor’s degree in business administration from the University of Wisconsin-Madison and is a certified public accountant.
“I am thrilled to join the Winnebago Industries board of directors,” said Pack. “Winnebago Industries includes some of the most iconic brands in the outdoor recreation industry, and I am excited to play a part in advancing the company’s short- and long-term objectives.”
Pack will serve on the Audit Committee and Technology and Innovation Committee of the Winnebago Industries board.
“Mike is a tremendous addition to the board, bringing strong executive leadership and experience to bear,” said Michael Happe, Winnebago Industries’ president and chief executive officer. “I know he embraces our purpose of elevating every moment outdoors and will help bring that ideal to our many customers and stakeholders.”
Pack’s appointment follows the retirement of Richard Moss in December 2024. Moss served on the Winnebago Industries’ board of director for seven years. Kevin Bryant, who has served on the company’s board since 2021, has been appointed to succeed Moss as chair of the Audit Committee.
“On behalf of the board of directors and all of us at Winnebago Industries, we offer our thanks to Rick for his many contributions to our business,” said Happe. “We have benefited tremendously from the rich business perspectives he has brought to the board.”
About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor recreation products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.
Contacts
Investors: Ray Posadas ir@winnebagoind.com
Media: Daniel Sullivan media@winnebagoind.com
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